Exhibit 10.16

Owl Rock Capital Advisors LLC

399 Park Avenue, 38th Floor

New York, NY 10022

February 27, 2019

Craig W. Packer

Owl Rock Capital Corporation

399 Park Avenue, 38th Floor

New York, NY 10022

Re:	Partial Waiver of Advisory Fee

Dear Mr. Packer,

Reference is hereby made to the Investment Advisory Agreement (the “Investment Advisory Agreement”), dated March 1, 2016, by and between Owl Rock Capital Corporation (the “Company”) and Owl Rock Capital Advisors LLC (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Investment Advisory Agreement.

We hereby agree, at all times prior to the fifteen-month anniversary of an Exchange Listing, to waive (i) any portion of the Management Fee that is in excess of 0.75% of the Company’s gross assets, excluding cash and cash-equivalents but including assets purchased with borrowed amounts at the end of the two most recently completed calendar quarters, calculated in accordance with the Investment Advisory Agreement, and (ii) the Incentive Fee (including, for the avoidance of doubt, the Capital Gains Incentive Fee).

Any portion of the Management Fee or the Incentive Fee (including, for the avoidance of doubt, the Capital Gains Incentive Fee) waived shall not be subject to recoupment.

 For the avoidance of doubt, the purpose of the waivers described herein is to reduce aggregate fees payable to the Adviser by the Company, for the fifteen-month period following an Exchange Listing.

Sincerely yours,

Owl Rock Capital Advisors LLC

By:
Name: Alan Kirshenbaum
Title: Chief Operating Officer

1